EXHIBIT (a)(2)

                       FIRST AMENDMENT TO CREDIT AGREEMENT
                                       and
                            ESCROW RELEASE AGREEMENT


THIS FIRST AMENDMENT TO CREDIT AGREEMENT and ESCROW RELEASE AGREEMENT, dated as of November 1, 1998 (the "First Amendment"), is by and among TOTAL LOGISTIC CONTROL, LLC, a Delaware limited liability company (the "Borrower"), the several lenders identified on the signature pages hereto and such other lenders as may from time to time become a party hereto (the "Lenders"), and FIRSTAR BANK MILWAUKEE, N.A., as agent for the Lenders (in such capacity, the "Agent").

                               W I T N E S S E T H

       WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Credit Agreement by and among the Borrower, certain Subsidiaries of the Borrower from time to tome parties thereto, the Lenders and the Agent pursuant to which the Lenders have agreed to provide a $70,000,000 reducing revolving credit facility to the Borrower on the terms and conditions set forth therein (as amended by this First Amendment, the "Credit Agreement");

       WHEREAS, the Borrower has advised the Lenders and the Agent that the Merger Transactions and the Divestiture have been restructured and postponed;

       WHEREAS,  the  Borrower,  the  Lenders  and  the  Agent  wish  to  permit
consummation  of  the  restructured   and  postponed  Merger   Transactions  and
Divestiture;

       WHEREAS, the Borrower, the Lenders, the Agent and Quarles & Brady LLP (the "Escrow Agent") are parties to that certain Escrow Agreement dated as of August 14, 1998 (the "Escrow Agreement");

       WHEREAS, the Borrower, the Lenders, and the Agent wish to direct the Escrow Agent to release the Loan Documents (as defined in the Escrow Agreement) from escrow as hereinafter set forth;

       NOW,  THEREFORE,  IN  CONSIDERATION  of the  premises  and other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties hereto agreed as follows:

       1 . Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

       2. Amendment of Credit Agreement. The Credit Agreement is amended as follows:

              2.1 Section 1.1. Section 1.l of the Credit Agreement is amended as follows:

              (a) The definition of EVI is deleted in its entirety and replaced by the following new definition:

              "EVI"   means   Weatherford   International,   Inc.,   a  Delaware
              corporation.

              (b) The definition of Permitted CST Distribution is deleted in its entirety and replaced by the following new definition:

              "Permitted CST Distribution" means one or more distributions paid by the Borrower to CST on or before January 31, 1999 in respect of CST's ownership interest in the Borrower in an aggregate amount not to exceed $20,000,000 for the purposes of consummating the Merger Transactions and the Divestiture, provided that no Default or Event of Default exists as of the date of any such distribution or would result as a consequence of any such distribution.

              2.2 Section 7.14. Section 7.l4 of the Credit Agreement is amended by deleting the phrase "October 31, 1998" therein and substituting the phrase "January 31, 1999" in lieu thereof.

              2.3 Section 8.12. Section 8.12 of the Credit Agreement is amended by deleting the phase "October 31, 1998" therein and substituting the phrase "January 31, 1999" in lieu thereof.

              2.4 Section 5.1(c). Schedule 5.1(c) of the Credit Agreement is deleted in its entirety and replaced by new Schedule 5.1(c) in the form attached hereto.

       3. Escrow Agreement. The Escrow Agent is authorized and directed to take the following actions pursuant to Section 2(b)(I) of the Escrow Agreement:

              3.1 Closing Date. The Escrow Agent is authorized and directed to insert "November 2, 1998" as the Closing Date on each of the Loan
       Documents to the extent necessary to effect the consummation of the financing transactions contemplated by the Credit Agreement.

              3.2 Escrow Release. Upon insertion of the Closing Date in the Loan Documents as set forth herein, the Escrow Agent is authorized and directed to release promptly the Loan Documents (together with appropriate execution versions and copies thereof) to the Borrower, the Lenders and the Agent.

       4. Conditions Precedent. This First Amendment shall become effective on the date that the Agent shall have received this First Amendment, duly executed by the Borrower and the Lenders.

       5. Representations and Warranties. To induce the lenders to enter into this First Amendment, the Borrower hereby represents and warrants to the Agent and to each Lender that as of the date hereof, after giving effect to this First
Amendment:

              (a) the representations and warranties contained in the Credit Agreement are true and correct;

              (b) no Default or Event of Default has occurred and is continuing; and

              (c) each of the conditions set forth in Sections 5.1 and 5.2 of the Credit Agreement has been fully satisfied; and

              (d) the Borrower had delivered to the Agent a pro forma balance sheet dated as of September 30, 1998 which reflects compliance with the Consolidated Tangible Net Worth requirement set forth in Section 5.1(d) of the Credit Agreement.

       6. Full Force and Effect. Except as provided herein, all of the terms and conditions set forth in the Credit Agreement, and all additional documents entered into in connection with the Credit Agreement, shall remain unchanged and shall continue in full force and effect as originally set forth, and each of the foregoing is hereby ratified and confirmed in all respects.

       7. Binding Effect. This First Amendment shall be binding upon the parties hereto and their respective successors and assigned.

       8.  Entire  Agreement.   This  First  Agreement  constitutes  the  entire
agreement among the Borrower, the Lenders and the Agent with respect to the subject matter hereof.

       9. Counterparts. This First Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same First Agreement.

       10.   Governing  Law.  This  First   Agreement  shall  be  construed  and
interpreted according to the internal laws of the State of Wisconsin without giving effect to its conflict of laws provisions.

       IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this First Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                            TOTAL LOGISTIC CONTROL, LLC


                                     By:
                                     Title:

LENDERS:                             FIRSTAR BANK MILWAUKEE, N.A.,
                                     In its capacity as Agent and as a Lenders


                                     By:
                                     Title:


                                     BANK ONE, WISCONSIN
                                     as a Lender


                                     By:
                                     Title:

                                     HARRIS TRUST AND SAVINGS BANK
                                     as a Lenders


                                     By:
                                     Title: